UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF

 THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2014

FS Investment Corporation II

(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	814-00926 (Commission File Number)	80-0741103 (I.R.S. Employer Identification No.)

Cira Centre 2929 Arch Street, Suite 675 Philadelphia, Pennsylvania (Address of principal executive offices)		19104 (Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 14, 2014, FS Investment Corporation II’s (“FSIC II”) newly-formed, wholly-owned, special purpose financing subsidiary, Juniata River LLC (“Juniata River”), entered into a senior-secured term credit facility (the “Juniata River Credit Facility”) with JPMorgan Chase Bank, National Association (“JPM”), as administrative agent, each of the lenders from time to time party thereto, Citibank, N.A., as collateral agent, and Virtus Group, LP, as collateral administrator. The Juniata River Credit Facility provides for delayed-draw borrowings in an aggregate principal amount of $300,000,000 on a committed basis during the ninety (90) days following the effective date of the Juniata River Credit Facility. The effective date of the Juniata River Credit Facility is November 17, 2014.

FSIC II may contribute cash, loans or bonds (collectively, “assets”) to Juniata River from time to time and will retain a residual interest in any assets contributed through its ownership of Juniata River or will receive fair market value for any assets sold to Juniata River. Juniata River may purchase additional assets from various sources. Juniata River has appointed FSIC II to manage its portfolio of assets pursuant to the terms of an investment management agreement. Juniata River’s obligations to JPM under the Juniata River Credit Facility are secured by a first priority security interest in substantially all of the assets of Juniata River, including its portfolio of assets. The obligations of Juniata River under the Juniata River Credit Facility are non-recourse to FSIC II, and FSIC II’s exposure under the Juniata River Credit Facility is limited to the value of FSIC II’s investment in Juniata River.

Pricing under the Juniata River Credit Facility is based on the London Interbank Offered Rate (LIBOR) for a six month interest period for the first interest payment due and thereafter a three-month interest period, in each case, plus a spread of 2.50% per annum. Interest is payable in arrears beginning on April 25, 2015 and each quarter thereafter. Any amounts borrowed under the Juniata River Credit Facility will mature, and all accrued and unpaid interest thereunder will be due and payable, on November 14, 2019. Juniata River incurred certain customary costs and expenses in connection with obtaining the Juniata River Credit Facility.

Borrowings under the Juniata River Credit Facility are subject to a compliance condition which will be satisfied at any given time if the outstanding advances to Juniata River by the lenders minus the amount of principal and certain interest proceeds in Juniata River’s accounts is less than or equal to fifty percent (50%) of the net asset value of Juniata River’s portfolio of assets.

In connection with the Juniata River Credit Facility, Juniata River has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The Juniata River Credit Facility contains customary “Events of Default” for similar financing transactions, including: (a) the failure to make principal payment when due or any other payments under the Juniata River Credit Facility within two business days of when due; (b) the $300,000,000 committed principal amount is not fully drawn within ninety (90) days of the Juniata River Credit Facility’s effective date; (c) the insolvency or bankruptcy of Juniata River or FSIC II; (d) a change of control of Juniata River shall have occurred; (e) the transaction documents are amended in a manner materially adverse to JPM, as administrative agent, without JPM’s consent; and (f) GSO/Blackstone Debt Funds Management LLC or an affiliate thereof ceases to be FSIC II’s investment sub-advisor. Upon the occurrence and during the continuation of an event of default, JPM may declare the outstanding advances and all other obligations under the Juniata River Credit Facility immediately due and payable.

The occurrence of “Events of Default” (as described above) or events defined as “Coverage Events” in the loan agreement governing the Juniata River Credit Facility triggers (i) a requirement that Juniata River obtain the consent of JPM prior to entering into any sale or disposition with respect to portfolio assets and (ii) the right of JPM to direct Juniata River to enter into sales or dispositions with respect to any portfolio assets, in each case in JPM’s sole discretion.

Borrowings of Juniata River will be considered borrowings of FSIC II for purposes of complying with the asset coverage requirements under the Investment Company Act of 1940, as amended, applicable to business development companies.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Forward-Looking Statements

This Current Report on Form 8-K may contain certain forward-looking statements, including statements with regard to the future performance and operation of FSIC II. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC II makes with the Securities and Exchange Commission. FSIC II undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Investment Corporation II

Date: November 20, 2014	By:	/s/ Michael C. Forman
Michael C. Forman
President and Chief Executive Officer